SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 1, 2006
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-00368	41-0462685
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (866) 410-8780
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On September 1, 2006, Otter Tail Corporation dba Otter Tail Power Company (the “Company”) entered into a $25 million Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association. The Credit Agreement creates an unsecured revolving credit facility the Company can draw on to support the working capital needs and other capital requirements of the Company’s electric operations. The Credit Agreement expires on September 1, 2007. Borrowings under the line of credit bear interest at LIBOR plus 0.4%, subject to adjustment based on the ratings of the Company’s senior unsecured debt.
     The Credit Agreement, which is filed as Exhibit 4.1 to this Form 8-K, contains terms that are substantially the same as those under the $150 million unsecured credit facility dated April 26, 2006 that is used to support the nonelectric operations of Otter Tail Corporation. Specifically, the Company’s total debt-to-total capitalization ratio cannot exceed 60% and must maintain an interest and dividend coverage ratio of at least 1.5 to 1. The Credit Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in the Company’s credit ratings.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     As described under Item 1.01 of this Form 8-K, on September 1, 2006, the Company entered into a $25 million Credit Agreement to support the working capital needs and other capital requirements of its electric operations. No borrowings had been made under this Credit Agreement as of September 5, 2006.

Item 9.01	Financial Statement and Exhibits
(c)	Exhibits
4.1	Credit Agreement, dated as of September 1, 2006, among the Company and U. S. Bank National Association.
Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

	OTTER	TAIL CORPORATION
Date: September 5, 2006
	By	/s/ Kevin G. Moug Kevin G. Moug
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description of Exhibit
4.1	Credit Agreement, dated as of September 1, 2006, among the Company and U. S. Bank National Association.

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